                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        T/SF COMMUNICATIONS CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                        T/SF COMMUNICATIONS CORPORATION
                             2407 East Skelly Drive
                             Tulsa, Oklahoma 74105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 4, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of T/SF COMMUNICATIONS CORPORATION (the "Company") will be held at Warren Place II, 6110 South Yale, Tulsa, Oklahoma, at 9:00 a.m., C.D.T., on June 4, 1996, for the following purposes:

     1. Election of Directors. To approve a Board of Directors composed of eleven (11) members and to elect nine (9) Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, thus leaving two vacancies which may be filled by the Board of Directors at any time. The following persons have been nominated:

      Howard G. Barnett, Jr.     Martin F. Beck       Robert E. Craine, Jr.
      William N. Griggs          David Lloyd Jones    Jenkin Lloyd Jones Jr.
      Mark A. Leavitt            Robert J. Swab       Martin A. Vaughan

     2. Other Business. To consider and transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 22, 1996, are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

     It is important that your shares be represented at the Annual Meeting of Stockholders, regardless of the number you may hold. Therefore, whether or not you plan to attend, please sign, date and return your Proxy as soon as possible in the envelope provided, to which no postage need be affixed if mailed within the United States. Signing, dating and returning your Proxy will not prevent you from voting your shares in person if you do attend the Annual Meeting of Stockholders.

     Proposals of Stockholders. The next Annual Meeting of Stockholders is expected to be held in June, 1997. Should an eligible stockholder desire to present a proposal at the next Annual Meeting of Stockholders, such proposal must be received by the Company not later than December 26, 1996. There are certain requirements that must be met to be eligible to submit such a proposal.


                                    By Order of the Board of Directors

                                           Linda F. Toon,
                                             Secretary



Tulsa, Oklahoma
April 25, 1996

                        T/SF COMMUNICATIONS CORPORATION
                            2407 East Skelly Drive
                             Tulsa, Oklahoma 74105


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 4, 1996

SOLICITATION AND REVOCATION OF PROXIES

    The enclosed Proxy is being solicited by the Board of Directors of T/SF Communications Corporation (the "Company"). Any Proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by submitting another valid Proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person.

    Proxies in the accompanying form, properly executed, duly returned to the Company and not revoked, will be voted at the Annual Meeting of Stockholders to be held June 4, 1996 (the "Meeting"), or any adjournment or adjournments thereof. Proxies as to which no direction is indicated will be voted "FOR" the approval of a Board of Directors composed of eleven members with nine members being elected at the Meeting, thus creating two vacancies on the Board of Directors (which may be filled by the Board of Directors without approval of the stockholders), and "FOR" the election of Directors. The expense of the solicitation of Proxies for the Meeting, including the cost of mailing and the regular wages of employees who, as part of their regular duties, devote time to the solicitation effort, will be borne by the Company. These costs are not expected to exceed amounts normally expended for solicitation of proxies for the election of Directors.

    In addition to mailing copies of this material to stockholders on or about April 25, 1996, the Company will request persons who hold stock in their names or custody as nominees for others to forward copies of such material to those persons for whom they hold shares of stock of the Company and to request voting instructions from beneficial owners of such shares. The Company will reimburse such persons for the reasonable expenses incurred by them in obtaining voting instructions from beneficial owners of such shares.

    The Board of Directors of the Company knows of no other matter other than those listed in the Notice of Annual Meeting of Stockholders which is likely to be brought before the Meeting. If any other matter, not presently known, properly comes before the Meeting, the persons named in the enclosed Proxy will vote the Proxy in accordance with their best judgment in any such matter.

    The Annual Report of the Company for the fiscal year ended December 31, 1995, which includes financial information, was mailed with this Proxy Statement on or about April 25, 1996, to stockholders of record on April 22, 1996.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    At the close of business on April 22, 1996, there were issued and outstanding 3,350,822 shares of Common Stock of the Company, $0.10 par value per share (referred to herein as "Common Stock"), having voting power, the holders thereof being entitled to one vote per share on all matters to be voted upon by stockholders. Approximately 51 percent of the shares entitled to vote at the Meeting, or 1,694,625 shares of Common Stock, are owned by officers, directors, director nominees, key employees and their affiliates. Such persons have indicated to the Company that they intend to vote "FOR" the creation of an eleven person Board of Directors and "FOR" all nine herein listed nominees for Directors, thus assuring the approval of such actions and the election of such persons.

    The holders of record of the voting securities of the Company at the close of business on April 22, 1996, are entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. The presence, in person or by Proxy, of the holders of a majority of all the outstanding voting securities in the aggregate is required to constitute a quorum. Votes withheld from nominees for Directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. The affirmative vote of a majority of the shares entitled to vote at a meeting where a quorum is present is sufficient to adopt any matter on which the vote is being taken, including the election of Directors. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions, which may be specified on all proposals except the election of Directors, will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of Directors or the other proposal.

    The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 22, 1996 (except for Dimensional Fund Advisors Inc., as to which the information is as of December 31, 1995, the effective date of its Schedule 13G filing notifying the Company of its ownership and Fir Tree Partners, to which the information is as of September 25, 1995, the effective date of its Schedule 13D filing notifying the company of its ownership), for each beneficial owner of more than five percent of the Common Stock.

                                                                             Approximate
                                                  Number of Shares of       Percentage of
                                                      Common Stock          Common Stock
Name and Address of Beneficial Owner               Beneficially Owned    Beneficially Owned
- ------------------------------------              -------------------    ------------------
Florence Lloyd Jones Barnett /(1)/
2619 East 37th Street
Tulsa, OK 74105                                          666,139                 19.9%

Howard G. Barnett, Jr. /(2)/
6742 South Evanston
Tulsa, OK 74136                                          644,024                 19.2%

Jenkin Lloyd Jones Jr. /(3)/
6447 S. Louisville
Tulsa, OK 74136                                          239,375                  7.1%

Hayden Ann Barnett Kiser
1616 East 31st Place
Tulsa, OK 74105                                          202,482                  6.0%

Fir Tree Partners/(4)/
29th Floor
1211 Avenue of the Americas
New York, NY 10036                                       234,012                  7.0%

Dimensional Fund Advisors Inc. /(5)/
11th Floor
1299 Ocean Avenue
Santa Monica, CA  90401                                  231,400                  6.9%

- -----------------------
/(1)/ Of the 666,139 shares of Common Stock beneficially owned by Mrs. Barnett,
      466,139 shares are owned by her and Howard G. Barnett, Jr., as Co-Trustees of the Revocable Inter Vivos Trust of Florence Lloyd Jones Barnett, which shares are also included in the beneficial ownership of Howard G. Barnett, Jr., and 200,000 shares are owned by Mrs. Barnett as Trustee of the Florence Lloyd Jones Barnett Charitable Remainder Unitrust. Mrs. Barnett's ownership does not include 2,510 shares beneficially owned by her husband, Howard G. Barnett, which shares are included in the ownership of Howard G. Barnett, Jr. Mrs. Barnett disclaims beneficial ownership of the shares held by her husband.

/(2)/ Of the 644,024 shares of Common Stock beneficially owned by Mr. Barnett,
      175,346 shares are beneficially owned directly for his own account (12,462 shares are restricted until January, 1998, except as to voting rights) and 29 shares are held by the T/SF Communications Savings and Retirement Plan and allocated to Mr. Barnett's account. In addition, Mr. Barnett is the beneficial owner of 466,139 shares of Common Stock owned by Florence Lloyd Jones Barnett (Mr. Barnett's mother) and Mr. Barnett, as Co-Trustees of the Revocable Inter Vivos Trust of Florence Lloyd Jones Barnett, and 2,510 shares of Common Stock owned by Howard G. Barnett (Mr. Barnett's father) and Mr. Barnett, as Co-Trustees of the Revocable Inter Vivos Trust of Howard G. Barnett. The stock ownership of Mr. Barnett does not include shares held by his wife, Billie T. Barnett (26,602 shares). Mr. Barnett disclaims beneficial ownership of the shares held by his wife. Mr. Barnett has also been granted certain option awards under the Company's 1994 Incentive Stock Plan and Incentive Stock Option Plan, but such shares are not included in Mr. Barnett's ownership because none of the options are vested.

/(3)/ The ownership shown for Jenkin Lloyd Jones Jr. is derived as follows:
      93,265 shares of Common Stock owned by Jenkin Lloyd Jones Jr. and Carol B. Jones, as Co-Trustees of the Revocable Inter Vivos Trust of Jenkin Lloyd Jones Jr., 1,480 shares owned by Carol B. Jones and Jenkin Lloyd

      Jones Jr., as Co-Trustees of the Revocable Inter Vivos Trust of Carol B. Jones, 16 shares are held by the T/SF Communications Savings and Retirement Plan and allocated to Mr. Jones Jr.'s account, and 144,614 shares owned by the Revocable Inter Vivos Trust of Jenkin Lloyd Jones, of which Jenkin Lloyd Jones and Jenkin Lloyd Jones Jr. are Co-Trustees.

/(4)/ Per Schedule D filed as of September 25, 1995, shares owned beneficially by Fir Tree, Inc., a New York corporation, doing business as Fir Tree Partners, and Jeffrey Tannenbaum, the sole stockholder, executive officer, director and principal of Fir Tree Partners, for the account of Fir Tree Value Fund, L.P. of which Mr. Tannenbaum is the general partner.

/(5)/ Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 231,400 shares of Common Stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The following table sets forth the beneficial ownership of the Common Stock held by each Director and nominee for Director of the Company, each of the executive officers of the Company or its subsidiaries named in the Summary Compensation table below and all executive officers and Directors, as a group as of April 22, 1996.

                                                                      Approximate
                                         Number of Shares         Percentage of Common
                                          of Common Stock          Stock Beneficially
     Name and Position                  Beneficially Owned/(1)/          Owned
     -----------------                  ------------------               -----
Martin F. Beck, Director                       1,000                        --

Howard G. Barnett, Jr.,
 Chairman, President and
 Chief Executive Officer,
 Director /(2)/                              644,024                      19.2


Robert E. Craine, Jr.,
 Executive Vice President,
 Director /(3)/                               36,218                       1.1

William N. Griggs, Director                      -0-                        --

David Lloyd Jones, Director                   30,539                        .9

Jenkin Lloyd Jones Jr.,
 Director /(4)/                              239,375                       7.1

Mark A. Leavitt, Director                      1,000                        --

John R Laughlin /(5)/                         88,370                       2.6

J. Gary Mourton, Senior Vice
 President-Finance /(6)/                      38,498                       1.1

Robert J. Swab, Director                     119,480                       3.6

Richard A. Wimbish,
 President, Transportation
 Information Services, Inc.
 ("TISI") /(7)/                                1,436                        --

Martin A. Vaughan,
 Director /(8)/                               53,024                       1.6

All Executive Officers and
Directors as a group, 13
 persons /(9)/                             1,253,363                      37.4
________________

/(1)/ Each of the beneficial owners has sole voting and investment power with respect to the securities specified, except as noted in the footnotes below. Included are vested options held by each person under the Company's Incentive Stock Option Plan and 1994 Incentive Stock Plan.

/(2)/ The beneficial ownership for Mr. Barnett is determined as described in footnote 2 of the preceding table.

/(3)/ Included in Mr. Craine's ownership are 4,820 shares which are restricted until 1998 except as to voting rights and 64 shares held by T/SF Communications Savings and Retirement Plan and allocated to Mr. Craine's account.

/(4)/ The beneficial ownership of Mr. Jones Jr. is determined as described in footnote 3 of the preceding table.

/(5)/ Included in Mr. Laughlin's ownership are 13,333 vested options and 37 shares held by T/SF Communications Savings and Retirement Plan and allocated to Mr. Laughlin's account.

/(6)/ Included in Mr. Mourton's ownership are 5,451 shares which are restricted until 1998 except as to voting rights and 57 shares held by T/SF Communications Savings and Retirement Plan and allocated to Mr. Mourton's account.

/(7)/ Included in Mr. Wimbish's ownership are 99 shares held by T/SF
      Communications Savings and Retirement Plan and allocated to Mr. Wimbish's account.

/(8)/ The shares shown as owned by Mr. Vaughan exclude 43,747 shares of Common
      Stock held by his wife, Nancy Swab Vaughan, directly, and 31,918 shares of Common Stock held by his wife as Co-Trustee of the Revocable Inter Vivos Trust of John T. Swab. Mr. Vaughan disclaims beneficial ownership in any such shares. Mr. Vaughan's stock holdings in the table include 29,833 shares of Common Stock held by Midwest Resources, Inc., a private company of which Mr. Vaughan is president, and 3,639 shares of Common Stock held by Maverick Exploration, Inc., of which Mr. Vaughan owns 100 percent. The trustees of the Revocable Inter Vivos Trust of John T. Swab are Nancy Swab Vaughan, wife of Martin A. Vaughan, and John Stephen Swab.

/(9)/ Includes 1,216,912 shares of Common Stock owned directly (of which 22,733 shares are restricted until 1998 except as to voting rights), 385 shares held by T/SF Communications Savings and Retirement Plan and allocated to officers' accounts and 13,333 shares of Common Stock related to vested options.

DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

     The Board of Directors is authorized to fix the number of Directors at not more than fifteen members nor less than three members. Accordingly, the number of Directors of the Company has been fixed by the Board of Directors at eleven. Pursuant to the Certificate of Incorporation and Bylaws of the Company, the Board of Directors may elect a person to fill the unexpired term of a Director who resigns or otherwise is unable to serve; however, the Board of Directors may not increase its number and then elect Directors to fill the vacancies thus created without seeking stockholder approval. Accordingly, the stockholders are being asked to approve the creation of two vacancies on the Board of Directors by electing only nine Directors to the eleven person Board of Directors established pursuant to the Bylaws. The Board of Directors desires to create these vacancies on the Board to give it flexibility to add additional Directors during the year, if appropriate. No particular individuals have yet been identified and the Board is not actively seeking new Directors. It is noted that there are no limitations on the Board's power to elect persons to fill the vacancies. If the vacancies are created, they may be filled by action of the Board of Directors without any further action or approval by the stockholders. Unless directed otherwise in a Proxy, the persons named in the accompanying Proxy intend to vote for the creation of two vacancies on the Board of Directors.

     Even though eleven members are authorized for the Board of Directors, proxies can only be voted for nine persons, being the number of nominees named. Unless directed otherwise in a Proxy, the persons named in the accompanying Proxy intend to vote for the election of Howard G. Barnett, Jr., Martin F. Beck, Robert E. Craine, Jr., William N. Griggs, David Lloyd Jones, Jenkin Lloyd Jones Jr., Mark A. Leavitt, Robert J. Swab and Martin A. Vaughan as Directors of the Company, each to serve until the next Annual Meeting of Stockholders and until the election and qualification of his successor. Except as to Robert J. Swab, there are no agreements requiring any person to be nominated as a Director. Robert J. Swab's Retirement Agreement (described below under Certain Transactions) requires that he be nominated as a Director. The Company has been informed that the nominees named are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the persons named in the Proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is noted that the nominees comprise the current Board of Directors of the Company and were elected at last year's Annual Meeting of Stockholders.

     The following table sets forth information with respect to each Director, Director nominee and executive officer, as well as with respect to certain other key employees of the Company. All Directors of the Company hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. Except as noted, each officer was elected in 1995 at the annual meeting of the Board of Directors to serve for one year or, if earlier or later, until the next Annual Meeting of the Board of Directors.



                                   Director or Officer
                                    of the Company or
                                  Tribune/Swab-Fox  or      Position with the
Name                         Age  Employee Since /(1)/           Company
- ----                         ---  --------------------   -----------------------
Howard G. Barnett, Jr.        45           1984          Chairman, President, Chief Executive
                                                         Officer and Director

Robert E. Craine, Jr.         48           1985          Executive Vice President and Director
                                                         of the Company and President of each
                                                         of Atwood Convention Publishing,
                                                         Inc. ("Atwood") and Galaxy
                                                         Registration, Inc. ("Galaxy")

J. Gary Mourton               49           1980          Senior Vice President-Finance, Chief
                                                         Financial Officer and Treasurer

Martin F. Beck                78           1989          Director

William N. Griggs             64           1989          Director

Mark A. Leavitt               37           1989          Director

David Lloyd Jones             57           1991          Director

Jenkin Lloyd Jones Jr.        59           1984          Director

Robert J. Swab                58           1969          Director

Martin A. Vaughan             69           1984          Director

Stuart P. Honeybone           54           1986          Vice President of the Company and
                                                         President of G.E.M. Communications,
                                                         Inc. ("G.E.M.")

Richard A. Wimbish            52           1987          President of TISI

Jimmy C. Strong               61           1990          Vice President-Human Resources

Linda F. Toon                 51           1985          Secretary
______________________

/(1)/ As the Company was not formed until 1989, if the date indicated is prior to 1989, this represents the date that the individual was first employed or became an officer or director of Tribune/Swab-Fox Companies, Inc. ("Tribune/Swab-Fox"), the former parent company of the Company. See Merger
                                                                          ------
      with Tribune/Swab-Fox, below.
      ----------------------

    Howard G. Barnett, Jr. - Became Executive Vice President of Tribune/Swab-Fox on January 1, 1985, and was elected President in March 1991, and Chief Executive Officer on August 1, 1993. He was elected President of the Company on its formation in 1989, and was elected Chairman and Chief Executive Officer on August 1, 1993. For approximately ten years prior to joining Tribune/Swab-Fox, Mr. Barnett was a member of the law firm of Sneed, Lang, Adams & Barnett, Tulsa, Oklahoma. Mr. Barnett is the cousin of David Lloyd Jones and Jenkin Lloyd Jones Jr.

    Robert E. Craine, Jr. - Joined Tribune/Swab-Fox in November, 1985, as President of TSF Capital Corp., a then wholly-owned subsidiary of Tribune/Swab-Fox. He became Vice President of Tribune/Swab-Fox in May, 1986, and Senior Vice President in August, 1988. Mr. Craine became Senior Vice President of the Company upon its formation in 1989 and became Executive Vice President and a Director in March, 1994. Mr. Craine became President of Atwood, a wholly-owned subsidiary of the Company, and President of Galaxy, a wholly-owned subsidiary of the Company, in August, 1995. For the 11 years preceding his joining Tribune/Swab-Fox, Mr. Craine was a member of the law firm of Gable & Gotwals, Inc., Tulsa, Oklahoma.

    J. Gary Mourton - Joined Tribune/Swab-Fox as Chief Financial Officer in 1980 and became Vice President-Finance and Treasurer in 1984. For the 11 years prior to that time, Mr. Mourton was with the accounting firm of Arthur Andersen LLP. Mr. Mourton is a certified public accountant. Mr. Mourton became Senior Vice President-Finance, Chief Financial Officer and Treasurer of the Company upon its formation in 1989.

    Martin F. Beck - Until its sale in 1995, Mr. Beck was Chairman of Beck-Ross Communications, Inc., Rockville Centre, New York, a company which he founded in 1968 and which owned and operated several radio stations. Mr. Beck has been involved most of his life in the media business, primarily in radio. He is a past president of the New York State Broadcasters Association and Past Chairman of the Radio Board of the National Association of Broadcasters. Mr. Beck is currently an investor and serves on the board of Granite Broadcasting Company, a public media company which owns and operates television stations.

    William N. Griggs - Has been a Managing Director of Griggs & Santow Incorporated, a financial and economic consulting firm, since 1983. Dr. Griggs previously served as Financial Economist at the Federal Reserve Bank of Dallas and Deputy to the Assistant Secretary of the Treasury responsible for economic policy. Prior to forming his own firm, Dr. Griggs worked over the years in Wall Street with Aubrey G. Lanston, Lehman Brothers and J. Henry Schroder Bank & Trust Company. He currently serves on the Board of Directors of Massachusetts Mutual Life Insurance Company, and its Investment Policy Committee. Dr. Griggs received his Ph.D from Ohio State University.

    Mark A. Leavitt - Joined Oppenheimer & Co., Inc., an investment banking firm, as a Vice President in the Corporate Finance Department in 1987, and became Senior Vice President in 1989 and Managing Director on May 1, 1992. For the seven years prior to joining Oppenheimer, Mr. Leavitt was with Continental Illinois National Bank, and was a Senior Director in the Capital Markets Group when he left to join Oppenheimer & Co., Inc.

    David Lloyd Jones - Served as Vice President and Director of Tulsa Tribune Company, a wholly-owned subsidiary of the Company ("Tribune"), from 1984 until 1992. Mr. Jones was elected as a Director of the Company in 1991. Mr. Jones, with his wife, currently owns and manages a book store in Tulsa, Oklahoma. Mr. Jones is the cousin of Howard G. Barnett, Jr., and the brother of Jenkin Lloyd Jones Jr.

    Jenkin Lloyd Jones Jr. - Was Vice President of Tribune from 1967, and became Executive Editor of The Tulsa Tribune, a newspaper published by Tribune, in 1975, was made Editor in 1988 and in November, 1991, was made Publisher. Mr. Jones currently writes for various publications on a contract or a freelance basis. Mr. Jones is the brother of David Lloyd Jones and a cousin of Howard G. Barnett, Jr.

    Robert J. Swab - Has been associated with Tribune/Swab-Fox and its predecessors and has served as a Director of such companies from May, 1969, to May, 1995. He was Executive Vice President, Secretary and Treasurer of Tribune/Swab-Fox or such predecessors from 1969 through January, 1979, President from January, 1979, to April, 1980, and Chairman of the Board from April, 1980, to October, 1984, and Chairman of the Executive Committee from October 1, 1984, until December, 1994, when he retired.

    Martin A. Vaughan - Is currently the Chairman of the Board, President and Chief Executive Officer, Director and a major owner of Midwest Energy Corporation, a privately-held oil and gas exploration company, and of Midwest Energy Companies, Inc., a public international oil and gas exploration company. Mr. Vaughan has been with such companies or their predecessors since 1982. Mr. Vaughan was a director of Tribune/Swab-Fox from 1984 to May, 1995, and was Vice Chairman of that Board from August, 1993, to May, 1995.

    Stuart P. Honeybone - Joined Tribune/Swab-Fox in June, 1986, as Vice President of TSF Capital Corp., a then wholly-owned subsidiary of Tribune/Swab-Fox, and became Vice President of Tribune/Swab-Fox in 1988. Mr. Honeybone became Vice President of the Company upon its formation in 1989. Mr. Honeybone became President of G.E.M. (formerly BMT Communications, Inc.), a wholly-owned subsidiary of the Company, in December, 1994. From September, 1985, until joining Tribune/Swab-Fox, Mr. Honeybone was the owner and chief executive officer of HBO Management, a consulting firm specializing in problem or troubled businesses. For the six years preceding this, Mr. Honeybone was with Hinderliter Industries, Inc. and was Group Vice President, Energy Group, at the time of his leaving the employ of such company.

    Richard A. Wimbish - Joined TISI, a wholly-owned subsidiary of the Company, as Controller in 1987 and became Executive Vice President in 1990. Mr. Wimbish was made President of TISI in 1991. Prior to joining TISI, Mr. Wimbish was Controller and Chief Financial Officer of Carlson Reserve Corporation from 1981 through 1986.

    Jimmy C. Strong - Became Vice President-Human Resources of the Company in 1990. For the year before joining the Company, Mr. Strong was with Hinderliter Heat Treating, Inc., as Vice President of Human Resources, and was with Hinderliter Industries, Inc., a diversified manufacturing company, for the preceding 16 years.

    Linda F. Toon - Has been employed as Assistant to Mr. Barnett since 1985 and became Secretary of the Company in December, 1995, upon the retirement of Donna
J. Peters.

    Forms 3, 4 and 5 Filings. To the Company's knowledge, based solely on review of the copies of Forms 3, 4 and 5 furnished to the Company and written representations that no other forms were required, all persons required to file Forms 3, 4 and 5 during and with respect to 1995 timely made all required filings.

MERGER WITH TRIBUNE/SWAB-FOX

     Pursuant to that certain Agreement for Contribution of Assets, Assumption of Liabilities and Merger (the "Contribution Agreement"), by and among the Company, Tribune and Tribune/Swab-Fox, Tribune/Swab-Fox caused the Company to be formed. At that time, the Company entered into an Agreement for Management Services (the "Management Agreement") to provide all of the necessary management and administrative services for Tribune/Swab-Fox and its various separate businesses and subsidiaries, other than the Company. The Management Agreement was effective as of January 1, 1989, for three years through December 31, 1991, unless extended by the mutual agreement of the parties. The agreement was extended for 1992, 1993 and 1994. Tribune/Swab-Fox continued to separately pay certain direct expenses of its operations, such as legal fees and taxes.

     For the first 12 months of the Management Agreement, Tribune/Swab-Fox paid the Company $70,000 per month for its services. The Company was paid $56,750, $48,333, $43,333, $38,333, and $23,333 per month in 1990, 1991, 1992, 1993 and
1994, respectively. The Company believes that this is a fair payment for the services rendered and is believed to be not less than what the Company could receive for the rendering of similar services to an unrelated third party. In contemplation of the merger of the Company and Tribune/Swab-Fox, as described below, the parties extended the Management Agreement for 1995 at a flat fee of $45,000.

     Pursuant to that certain Agreement and Plan of Merger, dated January 25, 1995, as amended (the "Merger Agreement"), the Company and Tribune/Swab-Fox agreed to merge, with the Company to be the surviving corporation (the "Merger"). At a Special Meeting of Stockholders held May 24, 1995, for both companies, the stockholders of both companies approved the Merger and the Merger was effective on May 25, 1995.

     Pursuant to the Merger Agreement, each holder of Class A Common Stock or Class B Common Stock of Tribune/Swab-Fox (collectively, the "Tribune/Swab-Fox Common Stock") could choose to receive, with respect to each share of Tribune/Swab-Fox Common Stock owned, either 0.1255 of a share of Common Stock of the Company or $0.88 in cash (the "Cash Alternative"). In the merger, stockholders owning 8,849,784 shares of Tribune/Swab-Fox Common Stock chose the Cash Alternative. The maximum number of shares of Common Stock which the Company could have issued in the Merger was 3,977,500 shares, less shares attributable to stock in Tribune/Swab-Fox owned by the Company, or a net 3,834,087 shares. Because of the number of shares tendered for the Cash Alternative, the total number of shares of Common Stock which the Company issued in the Merger to former stockholders of Tribune/Swab-Fox is 2,723,322 shares. Since the 3,777,500 shares of Common Stock owned by Tribune/Swab-Fox were canceled for no consideration in the Merger, the net effect of the Merger and the Cash Alternative was that the total outstanding shares of the Company were reduced to 3,839,801 shares.

     To effect the Cash Alternative, the Company borrowed $2,000,000, with the remaining $5,788,000 coming from the Company's cash reserves. Certain officers and directors or their affiliates elected the Cash Alternative in the Merger, as follows:


                                  Number of Shares of
                                    Tribune/Swab-Fox            Cash Received in
                                     Tendered in the                the Cash
        Name of Stockholder         Cash Alternative               Alternative
        -------------------         ----------------               -----------

    Jenkin Lloyd Jones Jr./(1)/          800,000                 $  704,000.00

    David Lloyd Jones /(2)/              883,758                    777,707.04

    Billie T. Barnett, as Trustee of
       the Howard G. Barnett, Jr.
       Trust for Adrienne Lee
       Barnett /(3)/                     387,099                    340,647.12

    Billie T. Barnett, as Trustee
       of the Howard G. Barnett, Jr.
       Trust for Allison Michelle
       Barnett /(3)/                     387,099                    340,647.12


    Howard G. Barnett, Jr.,
       as Trustee of the Katherine
       Ann Kiser 1980 Trust /(4)/        387,099                    340,647.12


    Robert J. Swab /(5)/                 594,575                    523,226.00

    J. Gary Mourton                       39,541                     34,796.08

    Tulsa Tribune Foundation /(6)/     1,593,490                  1,402,271.20

__________________________

/(1)/ The shares sold were sold by either the Revocable Inter Vivos Trust of Jenkin Lloyd Jones Jr. or the Revocable Inter Vivos Trust of Carol B. Jones. Carol B. Jones is the wife of Jenkin Lloyd Jones Jr. Excluded from the table are shares sold by children and grandchildren of Jenkin Lloyd Jones Jr.

/(2)/ Excluded from shares sold by David Lloyd Jones are shares sold by his children or by Mr. Jones as trustee under trusts for his nieces.

/(3)/ Billie T. Barnett is the wife of Howard G. Barnett, Jr., and the trusts are for the sole benefit of their children.

/(4)/ The trust is for the sole benefit of Katherine Ann Kiser, Mr. Barnett's niece.

/(5)/ Excluded from the shares sold by Mr. Swab are shares sold by Mr. Swab's children.

/(6)/ Director Howard G. Barnett, Jr., and Advisory Directors Florence Lloyd
      Jones Barnett and Jenkin Lloyd Jones, are trustees of this foundation.

CERTAIN TRANSACTIONS

    By reason of the Merger, the Company was substituted for Tribune/Swab-Fox as a lender under a Loan Agreement with Howard G. Barnett, Jr., Chairman, President and Chief Executive Officer, that arose in 1984 in connection with the merger of Tribune and the predecessor to Tribune/Swab-Fox. During 1995, the maximum amount of Mr. Barnett's loan was $250,000 and that amount represents the amount outstanding under such loan as of December 31, 1994. The balance of such loan at December 31, 1995, was $241,666 and was $216,666 as of April 22, 1996. As of May 1, 1995, this loan became an installment loan requiring amortization of principal in semi-annual installments (plus accrued interest at 8.5 percent per annum) equal to 1/15th of the outstanding principal balance, with the first installment having been due and paid October 1, 1995, with semi-annual payments thereafter with the remaining principal and interest being due on October 1, 1999. Mr. Barnett has pledged 87,279 shares of Common Stock to secure this loan.

    On May 29, 1990, Tribune/Swab-Fox entered into a Loan Agreement with Robert
J. Swab, with the Company being substituted for Tribune/Swab-Fox as lender as a result of the Merger. This was a line-of-credit loan for up to $350,000. The maximum loan balance outstanding during 1994 was $348,546, plus accrued interest, and the principal due at December 31, 1994, was $324,317, plus accrued interest. On December 14, 1994, Tribune/Swab-Fox entered into a retirement agreement (the "Retirement Agreement") with Mr. Swab and the Company is bound by the terms thereof as a result of the Merger. The Retirement Agreement had certain conditions relating to Mr. Swab's participation in the Merger, all of which were fulfilled. See the table above under Merger with Tribune/Swab-Fox for a description of the shares of Tribune/Swab-Fox Common Stock sold by Mr. Swab in the Cash Alternative in the Merger. Pursuant to Mr. Swab's Retirement Agreement, effective December 31, 1994, the following matters, which are now binding on the Company as a result of the Merger, were agreed to:

    (i) Commencing January, 1995, for 72 consecutive months, Mr. Swab will be paid the amount of $5,130 per month.

    (ii) Mr. Swab entered into a Covenant-Not-to-Compete (with 30 percent of the payments described in (i) above being allocated for such Covenant-Not-to-Compete).

    (iii) Mr. Swab's loan was reduced to an outstanding balance of $299,317, bearing interest, payable quarterly, at 9 percent per annum, with $25,000 of principal payable each year, and the remaining balance due May 31, 1998.

    The Retirement Agreement also provided for Mr. Swab being able to "put" up to approximately 88,000 shares of Common Stock to the Company at $5.98 per share, with the Company having a reciprocal "call" right on such shares at $8.77 per share. After the Merger, questions were raised by Mr. Swab about the intent of the parties with respect to such "puts" and "calls" and as to their enforceability. After negotiations with Mr. Swab, his Retirement Agreement was amended and, in connection with such amendment, the Company purchased 30,000 shares of Common Stock from Mr. Swab at $10.50 per share, with the proceeds being utilized to repay Mr. Swab's loan to the Company in full (which occurred at the closing of these transactions on January 3, 1996) with all "put" and "call" rights being thereafter eliminated.

    For additional disclosures with respect to transactions with related parties, see "Merger with Tribune/Swab-Fox."

    In March, 1996, Mrs. Florence Lloyd Jones Barnett transferred 200,000 shares of Common Stock to a charitable remainder trust (the "Trust"), of which she is sole trustee. Under the terms of the Trust, it will be obligated to pay Mrs. Barnett $197,000 in cash in December, 1996. To raise such cash, the Trust would need to sell some of its Common Stock. In its March, 1996, meeting, the Board of Directors agreed to buy $197,000 worth of Common Stock from the Trust in December, 1996, at a price equal to 95% of the average closing price of the Common Stock on the American Stock Exchange for the ten trading days preceding December 20, 1996.

    On August 16, 1995, the Company purchased all of the Common Stock owned by The Prudential Insurance Company of America (464,814 shares) for $5,112,954 or $11.00 per share. These shares were retired by the Company.

    In connection with the Agreement for Purchase and Sale of Stock whereby the Company acquired 100 percent of the issued and outstanding common stock of Galaxy, the Company, as tenant through Galaxy, entered into (and guaranteed) a Lease Agreement with John R. Laughlin, as landlord. The Lease covers the office and warehouse building occupied by Galaxy in connection with its business, comprising approximately 25,000 square feet of space, extends for an initial term of five years and provides for a rental amount of $14,565 per month during the initial term. The Lease also contains an option to renew for five additional years at a rate of $15,621 per month. As part of the Lease the tenant also pays certain tax, insurance, maintenance and operating costs. The terms of the Lease were negotiated with Mr. Laughlin on an arm's-length basis prior to the closing of the acquisition and are comparable to those to which the Company would have agreed with an unrelated third party.

    On December 30, 1994, the Company loaned $1,250,000 under a $2,500,000 line of credit to Tribune/Swab-Fox, due July 1, 1995, with interest at Chase Manhattan prime rate plus 1.5 percent (10% at December 31, 1994). Such loan was effectively repaid as part of the Merger.

ACTIVITIES OF THE BOARD OF DIRECTORS

    During 1995, the Board of Directors held four meetings. All Directors attended all of the meetings, except that Mr. Beck missed two meetings and Mr. Leavitt and Dr. Griggs missed one meeting. The Board of Directors also approved four Consents to Action during 1995.

    Three committees of the Board of Directors operated during 1995. An Executive Committee, composed of Messrs. Barnett and Mourton through August, 1995, and Messrs. Barnett and Craine thereafter, is empowered to take actions between meetings of the Board of Directors of a type which would otherwise require the approval of the Board. The major function of the Executive Committee is to oversee the expenditure of funds in accordance with the plans and budgets adopted by the Board of Directors. No formal meetings of the Executive Committee were held during 1995. Messrs. Leavitt, Griggs, David Lloyd Jones and Swab comprise the Compensation Committee. This committee is to make recommendations to the Board of

Directors concerning compensation matters affecting officers of the Company. This Committee met twice in 1995, with all members in attendance, and met telephonically several times during the year (for which no formal minutes were maintained). The Audit Committee is composed of Messrs. Vaughan, Beck, Leavitt and Jenkin Lloyd Jones Jr. This committee was established to review the audit procedures with the Company's independent public accountants and to review and make proposals concerning the audit to the Board of Directors. The Audit Committee met telephonically once in 1995, and all members participated. The Company has no Nominating Committee.

    In addition, pursuant to the T/SF Communications Stock Purchase Plan, Messrs. Mourton and Barnett were designated as the Administrative Committee to oversee the administration of this plan. This plan has not been activated, and, thus, no meetings of the Administrative Committee were held during 1995.

EXECUTIVE COMPENSATION

        Compensation.

     Set forth below is certain information with respect to the compensation of the Company's Chief Executive Officer and each of the Company's and its subsidiaries' five other most highly compensated executive officers, based on salary and bonus earned during 1995, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years. No information is given as to any person for any fiscal year during which such person was not an executive officer of the Company or its subsidiaries.

                           Summary Compensation Table

                                                                                Long-Term Compensation
                                                                          ----------------------------------

                                                                                   Awards            Payouts

                                                                          -------------------------  -------

                                   Annual Compensation /(1)/
                               ---------------------------------
                                                                Other                        Securities                    All
                                                                Annual       Restricted      Underlying                   Other
          Name and                                             Compen-         Stock          Options/      LTIP        Compensa-
     Principal Position      Year  Salary($)   Bonus($)/(2)/   sation($)  Award(s)($)/(3)/  SARs(#)/(4)/  Payouts($)  tion ($)/(5)/
     ------------------      ----  ---------   -------------   --------   ----------------  ------------  ---------   -------------

Howard G. Barnett, Jr./(6)/  1995   210,904       175,000        ---              ---             ---        ---          5,575
  Chairman, President and    1994   207,704        77,889        ---           77,889          75,000        ---          5,544
  Chief Executive Officer    1993   207,704           -0-        ---              ---             ---        ---          4,261

J. Gary Mourton              1995   157,410        63,000        ---              ---             ---        ---          5,047
  Senior Vice President and  1994   151,410        34,067        ---           34,067          37,500        ---          4,620
  Chief Financial Officer    1993   151,410           -0-        ---              ---             ---        ---          3,475

Robert E. Craine, Jr.        1995   150,000        55,000        ---              ---             ---        ---          5,154
  Executive Vice President   1994   133,900        30,127        ---           30,127          37,500        ---          4,107
                             1993   133,900         7,500        ---              ---             ---        ---          2,884

Richard A. Wimbish           1995   140,000        36,083        ---              ---             ---        ---          4,959
  President, TISI            1994   125,000        36,192        ---              ---          22,500        ---          3,960
                             1993   100,000        26,500        ---              ---             ---        ---          2,593

Stuart P. Honeybone          1995   132,000        52,000        ---              ---          15,000        ---          5,369
  Vice President             1994   120,150        27,500        ---              ---          10,000        ---          4,064
                             1993   108,150        10,000        ---              ---             ---        ---          2,396

John  R. Laughlin /(7)/      1995    89,583       100,000        ---              ---             ---        ---          2,631
  Formerly President and     1994    75,000       115,000        ---              ---             ---        ---          1,917
  Chief Operating Officer
   of Galaxy
- ---------------------------

/(1)/ No cash compensation other than the annual amounts described was paid to any of the named executives during the period shown. Certain executives are also entitled to car allowances or are provided cars, and club dues are paid for certain executives. The value of such perquisites is not required to be disclosed because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named executive.

/(2)/ Includes bonuses earned for the year, even if paid in another year.

/(3)/ Under the T/SF Communications Corporation 1994 Incentive Stock Plan (the
      "Incentive Stock Plan"), approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders, one-half of the 1994 bonus paid to Howard G. Barnett, Jr., J. Gary Mourton and Robert E. Craine, Jr., was paid in the form of restricted stock grants. The amount shown here represents the dollar amount of such stock grants, which were granted at a rate of $6.25 per share, being the closing price on the American Stock Exchange for Common Stock on December 30, 1994 (the last trading day of
      1994). Each such stock grant vests 100 percent after three years, assuming the employee is then employed by the Company (subject to earlier vesting in the case of death or disability of employee). Dividends are payable on the restricted stock to the same extent as would be paid on Common Stock. There are no other outstanding restricted stock grants to such persons. As of December 31, 1995, Mr. Barnett held 12,462 shares of restricted Common Stock, valued at $168,237 in the aggregate; Mr. Mourton held 5,451 shares restricted Common Stock, valued at $73,588 in the aggregate; and Mr. Craine held 4,820 shares of restricted Common Stock, valued at $65,070 in the aggregate. Values as of December 31, 1995, of restricted Common Stock are based on the closing price on the American Stock Exchange for Common Stock on December 29, 1995 (the last trading day of 1995).

/(4)/ Consists solely of options to acquire shares of Common Stock.

/(5)/ These amounts represent the total value of the Company's contributions made or accrued to the Company's 401(k) plan. All such persons are 100 percent vested in their accounts under the Company's plan.

/(6)/ The cash compensation shown for Howard G. Barnett, Jr., in the table does not include amounts paid to him as a director of Tribune/Swab-Fox. Employees who are Directors of the Company do not receive fees from the Company as Directors.

/(7)/ Amounts for 1994 for John R. Laughlin, President of Galaxy until August,
      1995, are from the effective date of acquisition of Galaxy, March 1, 1994. At that time his Employment Agreement was amended as described below.

        Options.

        The following table sets forth certain information with respect to options exercised by the named executive officers of the Company and its subsidiaries during 1995, and the number and value of unexercised options held by such persons at the end of the year. The Company has never granted any stock appreciation rights.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values
                     -------------------------------------

                                                                                          Value of
                                                                Number of                 Unexercised
                                                                Securities Under-         In-the-Money
                                                                lying Unexercised         Options/SARs
                                                                Options/SARs at           at Fiscal Year-
                                                                Fiscal Year-End           End ($) /(1)(2)/

                          Shares Acquired   Value               Exercisable/              Exercisable/
       Name               on Exercise (#)   Realized($)/(1)/    Unexercisable             Unexercisable
       ----               ----------------  ----------------    -------------             -------------
Howard G. Barnett, Jr.         -0-                -0-                0/75,000                  0/693,750
J. Gary Mourton                -0-                -0-                0/37,500                  0/346,875
Robert E. Craine, Jr.          -0-                -0-                0/37,500                  0/346,875
Richard A. Wimbish             -0-                -0-                0/22,500                  0/208,125
Stuart P. Honeybone            -0-                -0-                0/25,000                  0/205,000
John R. Laughlin               -0-                -0-            6,667/13,333             53,336/106,664
- ------------------------

/(1)/ Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

/(2)/ The closing price for Common Stock on the American Stock Exchange on
      December 29, 1995, the last trading day of the fiscal year, was $13.50.

     The following table sets forth certain information with respect to options granted to the named executive officers of the Company and its subsidiaries during 1995. The Company has never granted any stock appreciation rights.



                                          Option/SAR Grants in Last Fiscal Year
                          --------------------------------------------------------------------------

                                   Individual Grants
- ----------------------------------------------------------------------------------------------------  Potential Realizable Value
                          Number of                                                                   at Assumed Annual Rates
                          Securities        % of Total Options/SARs                                   of Stock Price Appreciation
                          Underlying        Granted to                                                for Option Term /(2)/
                          Options/SARs      Employees in             Exercise             Expiration  ---------------------------
           Name           Granted(#)/(1)/   Fiscal Year              or Base Price($/sh)  Date           5%($)             10%($)
- ------------------------  ---------------   -----------------------  -------------------  ----------     ------            ------
Howard G. Barnett, Jr.          --                    --                      --               --             --                --
J. Gary Mourton                 --                    --                      --               --             --                --
Robert E. Craine, Jr.           --                    --                      --               --             --                --
Richard A. Wimbish              --                    --                      --               --             --                --
Stuart P. Honeybone         15,000                   100%                   6.00           4/1/05         56,601           143,437
John R. Laughlin                --                    --                      --               --             --                --
__________________

/(1)/Consists solely of options to acquire shares of Common Stock. The options were granted for a term of ten years, subject to earlier termination in certain events related to the termination of employment. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on January 1, 1998. The option exercise price may be paid in cash, by delivery of already-owned shares, by offset of the underlying shares, or by a combination of such methods. Tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

/(2)/Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (ten years from the date of grant), assuming that the Common Stock appreciates in value from the date of grant to the end of the option term at rates of 5 percent and 10 percent, respectively, compounded annually.

     Compensation of Directors. Employee Directors receive no additional compensation for service on the Board of Directors or any committee thereof. Nonemployee Directors are paid a fee of $5,000 per year, plus an attendance fee of $350 per meeting. Nonemployee Directors receive an additional fee of $1,000 per year for each committee of the Board of Directors on which they serve, plus an attendance fee of $350 per committee meeting. While Mr. Barnett did not receive Director's fees from the Company, he did receive Director's fees from Tribune/Swab-Fox, until its merger with and into the Company, in an amount comparable to the Company's payments to its nonemployee Directors. All Directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof. In addition to the fees paid to Dr. Griggs for serving as a Director of the Company, the Company has agreed to pay the firm of Griggs & Santow Incorporated, economists and consultants, $5,000 annually for periodic consulting services.

     Employment Agreements. As of April 22, 1996, the Company was subject to employment agreements with certain directors, nominees for directors, officers or key employees, as follows:

     David Lloyd Jones - As part of Tribune's termination of the Joint Operating Agreement ("JOA") which resulted in the closure of The Tulsa Tribune, Director David Lloyd Jones' employment with NPC was terminated and he was no longer needed as an employee of Tribune. A severance arrangement was entered into by the Company whereby Mr. Jones is employed by the Company for special projects and is paid $50,000 per year through March, 1999. This severance payment is in lieu of severance to which Mr. Jones would have been entitled under the Company's package for other Tribune newsroom employees of NPC.

     Jenkin Lloyd Jones Jr. - In the same way as for David Lloyd Jones, Jenkin Lloyd Jones Jr.'s employment with NPC was terminated upon the termination of the JOA with World. A severance arrangement was entered into by the Company whereby Mr. Jones is employed by the Company for special projects and is paid $33,333 per year through December, 1998. This severance package is in lieu of severance to which Mr. Jones would have been entitled under the Company's package for other Tribune newsroom employees of NPC.

     John R. Laughlin - On the date the Company acquired Galaxy, March 17, 1994, the Company entered into an Employment Agreement with Mr. Laughlin extending through December 31, 1996. Mr. Laughlin was employed to serve as President and Chief Operating Officer of Galaxy at a salary of $90,000 per year. The Agreement provided that if Galaxy's pre-tax income exceeded $800,000 in 1994, Mr. Laughlin's compensation would increase to $100,000 in 1995, and if Galaxy's pre-tax income exceeded $1,100,000 in 1995, Mr. Laughlin would receive a salary of $120,000 in 1996. The Employment Agreement provided normal provisions for expense reimbursement, vacations, ownership of intellectual property, confidentiality of information and normal termination provisions. The Agreement also provided for the grant of an option to Mr. Laughlin to purchase 20,000 shares of Common Stock at a price of $5.50 per share under the T/SF Communications Incentive Stock Option Plan (this is a qualified stock option plan originally adopted in 1989 and is a different plan from the 1994 Incentive Stock Plan). The option term is for five years and provides that he will acquire the right to exercise the options ratably over a three-year period from the date of grant at the rate of one-third after the end of each year of service with the Company. In 1995, this Employment Agreement was amended to reduce Mr. Laughlin's salary to $80,000 with Mr. Laughlin moving from Galaxy to become Vice Chairman of National Employment Screening Services ("NESS"), a start up pre-employment screening subsidiary of TISI. Mr. Laughlin can earn bonuses of up to $300,000 and options to acquire up to 20,000 shares of Common Stock if certain performance targets are achieved for NESS in 1996. In 1995, Mr. Laughlin earned a bonus of $100,000 for his NESS activities.

     Performance Graph

     The following graph compares the cumulative total stockholder return on the Common Stock for the period from December 31, 1990, through December 31, 1995, with the cumulative total return of two indices during such period.

                   Comparison of Cumulative Total Stockholder
                 Return Among T/SF Communications Corporation,
                American Stock Exchange Market Value Index, and
                          S&P Publishing Group Index*

                             [GRAPH APPEARS HERE]

            1990  1991 1992 1993 1994 1995
            ----  ---- ---- ---- ---- ----
Company     $100   66  217  193  255  551
Industry    $100  123  144  183  176  227
AMEX        $100  128  130  155  141  178
- -------------------------

* The total return set forth above assumes $100 was invested in Common Stock in each of the indices set forth above on December 31, 1990, and that all dividends were reinvested. The S&P Publishing Group Index is compiled by Standard & Poor's Corporation and is composed of Dun & Bradstreet Corporation, McGraw Hill Publishing Company and Meredith Corporation.

     Report of Compensation Committee on Executive Compensation.

     The following report from the Compensation Committee of the Board of Directors (the "Compensation Committee") is intended to describe the factors considered by the Compensation Committee and the Board of Directors in determining compensation packages for certain key employees of the Company. For information regarding certain transactions involving the Company and Mr. Jones and Mr. Swab, see "Merger with Tribune/Swab-Fox" and "Certain Transactions."

Compensation Committee Interlocks and Insider Participation.

     The Compensation Committee is composed of four outside directors, Messrs. Leavitt, Griggs, Swab and David Lloyd Jones. Mr. Jones is technically an employee of the Company (see the discussion of Mr. Jones' arrangement above). However, his employment contract relates primarily to the severance of his employment relationship with Tulsa Tribune Company and, therefore, the Board of Directors considers Mr. Jones to be an outside director for purposes of the Compensation Committee.

     The Compensation Committee has oversight responsibility for the Company's executive compensation programs. It is noted that one of the six highest paid executives in the Company is the manager of a specific subsidiary and another is a former manager of a specific subsidiary and, as described below, the Compensation Committee has acted primarily with respect to the compensation of the executive management of the Company's headquarters operation and as the granting committee for all employees under the Company's Incentive Stock Option Plan and 1994 Incentive Stock Plan and has not directly participated in compensation issues of subsidiary managers. The Compensation Committee recommends action with respect to compensation issues and the full Board of Directors is responsible for acting on the recommendations of the Compensation Committee.

Subsidiary Manager Compensation.

     One of the six highest paid executives in the Company for 1995, John Laughlin, was subject to an employment agreement for 1995. Mr. Laughlin's contract extends through 1996 and is described elsewhere herein. Prior to August, 1995, Mr. Laughlin was employed under an incentive arrangement which related to the original acquisition of Galaxy in 1994. In renegotiating Mr. Laughlin's employment contract in 1995, his compensation package was negotiated by management of the Company based on Mr. Laughlin's former base salary and the need to have future incentive bonuses based on Mr. Laughlin's activities for NESS, rather than Galaxy. As described elsewhere herein, certain incentives which would have otherwise been earnable by Mr. Laughlin with respect to Galaxy's 1995 and 1996 results were shifted to be earnable from achieving certain goals in his activities for NESS. One hundred thousand dollars ($100,000) of Mr. Laughlin's compensation for 1995 related to one such NESS related goal. Mr. Laughlin's new compensation package was approved by the Board of Directors as a whole, rather than the Compensation Committee. No attempt was made to compare Mr. Laughlin's salary to any industry norms.

     Approximately 25 percent of Mr. Wimbish's compensation was based on incentive based compensation measures. The Compensation Committee and the Board of Directors view the negotiation of salaries and incentive plans with managers of divisions or subsidiaries as being the function of the Chief Executive Officer, subject to the approval of the Board of Directors. Thus, Mr. Barnett separately negotiated and agreed to Mr. Wimbish's compensation plan and the Board of Directors approved such compensation without modification.

Compensation of Executive Officers.

     Before 1994, while industry data has been looked at from time to time, the Compensation Committee had relied primarily on the individual experiences of the members of the Compensation Committee in determining the reasonableness of compensation of the Company's executives. Prior to 1994, salaries and compensation had been based primarily on the historical salary trend of the particular employee. In other words, the salary level at which an employee was hired and then modest increases after that date were the basis for salaries. Bonuses were, until 1990, subjective. For 1991 and 1992, there was an Executive Incentive Bonus Plan in place which tied executive bonuses to improvement in operating income of the Company. No bonus plan existed for 1993 and no performance bonuses were paid to headquarters executive personnel.

     In 1993, the Company hired a national executive compensation consulting firm to provide assistance to the Compensation Committee in devising an appropriate executive compensation plan. In January, 1994, the Compensation Committee received the report of the consultant. The consultant was asked to provide information on two basic matters. First, to compare the levels of compensation of the Company's key executives to employees in comparable positions in comparable companies. As a result of this, the Compensation Committee determined that the base salaries for Messrs. Barnett, Mourton and Craine were within the 50th to 75th percentile range of comparable salaries. No increases in base salary for 1994 were awarded. This same data indicated to the Compensation Committee that the Company was not providing a comparable level of compensation in terms of short-term and long-term incentive payments/awards.
Mr. Honeybone's salary was not included in this review and his base compensation for 1994 and 1995 was determined by Mr. Barnett and approved by the Board of Directors directly.

     The second matter addressed by the consultant was this lack of incentive compensation. In particular, the consultant had been asked to provide information on plans in comparable companies, both from the perspective of the amounts which would be appropriate for Messrs. Barnett, Craine and Mourton, and in the mix and type of various compensation components. In doing this, the consultant was instructed to look to plans which closely tie the executives' bonuses to stock appreciation.

     As a result of this, in 1994, the Compensation Committee recommended and the Board of Directors adopted the 1994 Incentive Stock Plan and a related target bonus plan. However, for 1995, because of the number and financial statement impact of several non-recurring transactions -- notably the Merger and the sale of three G.E.M. trade journals -- the Compensation Committee determined that the target plan utilized in 1994 and originally set up for 1995 was not adaptable to these significant transactions.

     For 1995, Messrs. Craine and Mourton were given modest inflation raises, with Mr. Honeybone's compensation being increased based on increasing responsibility. At the beginning of 1995, a target bonus plan was adopted, recognizing that there were several transactions contemplated for 1995 that would make the application of such a plan difficult.

     In reviewing 1995 for executive bonuses purposes, the Compensation Committee abandoned the original target bonus plan as unworkable. With the assistance of compensation consultants, the Compensation Committee based 1995 bonuses for executive officers, including Mr. Barnett, on median salary and above median bonus comparative information. In doing so, the Compensation Committee applied the comparative information based on its view that management's actions and the results of such action in 1995 had been excellent. In conducting this review, the Compensation Committee determined that options that vest based on the Company's common stock achieving set market price levels during a relatively short term were an important part of the compensation mix based on its view that aligning management's interests with those of the stockholders was highly desirable. This attitude would influence the go forward mix of compensation, with the Compensation Committee targeting salaries for executive officers, including Mr. Barnett, at or slightly above the median for comparable positions, but targeting bonuses and stock or option based long term incentive compensation at somewhat above the median. The Compensation Committee granted incentive stock options in March, 1996, to each of the executive officers as follows: Mr. Barnett - 30,000 options; Mr. Craine - 21,000 options; Mr. Mourton - 21,000 options; and Mr. Honeybone - 21,000 options. The options were granted at $15 per share (which was above the market price on the date of grant) and 33-1/3% of the options vest when the market price for the Company's Common Stock achieves and trades for 10 days at or above $18 per share, $21 per share and $25 per share. Options which have not vested at the end of three years from date of grant are forfeited.

     Also as part of the task of the compensation consultants in 1995/96, the Compensation Committee determined to base future bonuses on a modified so-called economic value added model. The final form of this plan is still being considered by the Compensation Committee.

     The Compensation Committee has not set particular targets for executive compensation, other than as described above. However, the Compensation Committee recognizes the need for the Company's compensation package to remain competitive to ensure the retention of key employees and the ability to recruit additional key employees as needed. Outside compensation consultants will likely continue to be part of the efforts to monitor the compensation of key employees more closely and to ensure that compensation issues are being appropriately addressed.

     A 1993 amendment to the Internal Revenue Code of 1986, as amended, provides that no publicly held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. Neither the Compensation Committee nor the Board of Directors expects such restrictions to have an impact, or result in the loss of a deduction, with respect to compensation paid by the Company to such persons (including stock option and restricted stock grants under the Incentive Stock Plan) because the compensation paid by the Company to such persons is substantially below the $1 million threshold.

Benefits.

        Benefits offered to key executives are largely those that are offered to the general employee population, though the amount of certain benefits varies based on salary levels. Other variances include either automobiles or automobile allowances and, in certain cases, club dues.

        Mark A. Leavitt          David Lloyd Jones
        William N. Griggs         Robert J. Swab

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP acted as the independent public accountants for the Company for the fiscal years ended December 31, 1994 and 1995, and has been selected as the Company's independent public accountants for 1996. Arthur Andersen LLP expects to have representatives at the Annual Meeting of Stockholders who will have an opportunity to make a statement and be available to respond to appropriate questions.

OTHER MATTERS

     No business other than that described above is expected to come before the Meeting, but should any other matter requiring a vote of stockholders arise, including a question of adjourning the Meeting, the persons named in the accompanying Proxy will vote thereon, according to their best judgment, in the manner they consider to be in the best interest of the Company. In the event that any of the nominees for the office of Director should withdraw or become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place, in what they consider to be in the best interest of the Company, based on nominations submitted by the Board of Directors.

     Included with this Proxy Statement is the Company's Annual Report for its fiscal year ended December 31, 1995. All stockholders are urged to carefully review the Annual Report prior to completing their Proxy.

    UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHO WAS A BENEFICIAL OWNER OF ITS COMMON STOCK ON APRIL 22, 1996, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 (TOGETHER WITH ALL SCHEDULES AND EXHIBITS THERETO, IF REQUESTED). ALL REQUESTS FOR SUCH ANNUAL REPORT MUST BE IN WRITING DIRECTED TO THE SECRETARY OF THE COMPANY AND MUST CONTAIN THE REPRESENTATION THAT THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF THE COMMON STOCK OF THE COMPANY ON APRIL 22, 1996.

    PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF THE PROXY WILL BE APPRECIATED AS IT WILL SAVE THE COMPANY THE EXPENSE OF FURTHER MAILINGS.

                               T/SF COMMUNICATIONS CORPORATION


                               Linda F. Toon,
                               Secretary
Date:  April 25, 1996

LOGO
                        T/SF COMMUNICATIONS CORPORATION
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 4, 1996
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, revoking all prior proxies, hereby appoints Howard G. Barnett, Jr., and Robert E. Craine, Jr., or either of them, with full power of substitution, as attorneys and proxies for the undersigned, to vote at the Annual Meeting of Stockholders of T/SF Communications Corporation (the "Company"), to be held at Warren Place II, 6110 South Yale, Tulsa, Oklahoma, at 9:00 a.m., C.D.T., on June 4, 1996, or any adjournment or adjournments of such Meeting, all shares of Common Stock, $0.10 par value per share, of the Company which the undersigned is entitled to vote, on the following matters:

1.NUMBER OF DIRECTORS
  FOR the creation of a Board of Directors composed of eleven (11) members, nine (9) of which will be elected at the meeting, thus leaving two vacancies which may be filled by the Board of Directors at any time.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]
2.ELECTION OF DIRECTORS
  FOR the election of the nine directors listed below:

      Howard G. Barnett, Jr.      Martin F. Beck            Robert E. Craine, Jr.
      William N. Griggs           David Lloyd Jones         Jenkin Lloyd Jones Jr.
      Mark A. Leavitt             Robert J. Swab            Martin A. Vaughan

  [_] FOR all nominees (except          [_] WITHHOLD AUTHORITY for
      as indicated to the                   all nominees
      contrary in the space
      provided)

  (NOTE: To withhold authority for any individual nominee(s), write the name(s) in the space below:)

  _________________________________

LOGO


3.In their discretion upon all other matters properly coming before the Annual
 Meeting of Stockholders.

  This Proxy, when properly executed, will be voted in accordance with instructions given. IN THE ABSENCE OF INSTRUCTION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. This Proxy is revocable at any time before it is exercised.

  Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report is hereby acknowledged.

                                           Dated _______________________ , 1996

                                           ____________________________________

                                           ____________________________________
                                                        Signature

                                           Please sign name exactly as printed
                                                         on Proxy

                                             NOTE: Executors, administrators,
                                           trustees, custodians and others
                                           signing in a representative
                                           capacity, including those signing
                                           on behalf of a partnership or
                                           corporation, should indicate the
                                           capacity in which they sign. If
                                           shares are held jointly, EACH
                                           holder should sign.

I do [_] do not [_] plan to attend the Annual Meeting of Stockholders.